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                                                                 EXHIBIT 15-2




November 15, 1995

The Detroit Edison Company
Detroit, Michigan

We have conducted reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Detroit Edison Company and subsidiary companies for the three-month and twelve-month periods ended March 31, 1995, for the three-month, six-month, and twelve-month periods ended June 30, 1995, and for the three-month, nine-month, and twelve-month periods ended September 30, 1995, as indicated in our reports dated May 8, 1995, August 7, 1995, and November 6, 1995, respectively. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995, are incorporated by reference in this Amendment No. 2 (First Posteffective) on Form S-3 to Form S-4 Registration Statement (Registration Statememt No. 33-57545).

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




                          /s/ Deloitte & Touche LLP